Exhibit 21

Subsidiaries of Great American Group, Inc.

Subsidiary	Jurisdiction of Organization/ Incorporation
Great American Group, LLC	California

Great American Group Real Estate, LLC	California

Great American Venture, LLC	California

Great American Group Energy Equipment, LLC	California

Great American Group WF, LLC	California

Great American Group CS, LLC	California

GA Asset Advisors Limited	England and Wales

100 Eldredge Street, LLC*	Delaware

Great American Group Machinery & Equipment, LLC*	California

Great American Group Advisory and Valuation Services, LLC*	California

Great American Group Intellectual Property Advisors, LLC*	California

Great American Home Auctions, LLC*	California

Great American Home Auctions, Inc.*	California

GAHA Holdings, LLC*	California

Great American Home Auctions, L.P.+,*	California

Alternative Asset Management Acquisition Corp.	Delaware

*	Great American Group, Inc. owns less than 100% of these subsidiaries.
+	This entity is 99% owned by GAHA Holdings, LLC and 1% owned by Great American Home Auctions, Inc.